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FOR IMMEDIATE RELEASE

Media Contact:
Sylvia Chansler
MindArrow Systems
949-215-8356
schansler@mindarrow.com


            MindArrow Trading on Nasdaq to Resume on Tuesday, May 1


ALISO VIEJO, Calif., April 27, 2001 - MindArrow Systems Inc. (Nasdaq: ARRW) reported today that Nasdaq has advised the Company that trading in its stock is scheduled to resume on the Nasdaq SmallCap Market at the opening of the market on Tuesday, May 1, 2001.

Trading in the Company's stock was halted on February 5, 2001 on the Nasdaq SmallCap Market after it was discovered that the Company's prior transfer agent or others acting on its behalf had illegally authenticated approximately 1.1 million shares of the Company's Common Stock. On March 30, 2001, the Company completed an exchange of 1.1 million new shares of the Company's common stock issued to replace stock certificates that were illegally authenticated, and at the same time two of the Company's significant shareholders surrendered an equal number of shares to the Company for cancellation.

"The company has worked diligently to assist Nasdaq, the SEC and law enforcement in their review of this situation, and in responding to Nasdaq's inquiries. We are pleased that Nasdaq is permitting trading to resume," said Robert Webber, the Company's president and CEO. "We have been able to resolve several important matters. First, the unauthorized shares have been replaced with valid, freely tradable shares, while an equal number of shares have been contributed to the company and cancelled. Second, after working closely with our accountants, we implemented the accounting treatment for the fraudulently issued shares, as reported in our Form 10-Q for the quarter ended March 31, 2001. In spite of the trading halt, we have continued to make progress and we look forward to focusing the company's efforts on growing our business."
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About MindArrow Systems

MindArrow Systems Inc., with headquarters in Aliso Viejo, Calif., provides direct digital marketing software and services that help companies reduce costs, improve response rates and shorten sales cycles by automating and enhancing their sales and marketing communications. MindArrow's patent-pending technologies instantly deliver HTML, video, audio, Flash and PDF documents to combine the excitement of interactive multimedia with the in-depth information of digital documents. MindArrow's integrated communications platform allows businesses to create, manage, deliver and track complete email marketing campaigns and individual 1-to-1 sales communications using multimedia messages that are engaging, personalized, measurable, and consistently branded.

MindArrow's rapidly growing customer base includes over 100 leading companies including Oracle, Northwest Airlines, Accenture (formerly Andersen Consulting), Grey Direct, Johnson & Johnson, Toyota, Ceridian, US Bank, Marriott and the NBA (National Basketball Association). MindArrow's solutions augment traditional customer relationship management (CRM) systems by establishing a more effective line of communication between a company and its customers - using the right media to deliver the right message at the right time.

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Certain statements contained in this news release may be deemed to be forward-
looking statements under federal securities laws, and the company intends that such forward-looking statements be subject to the safe-harbor created thereby. The company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. Information on these and additional factors that could affect MindArrow Systems and its financial results is included in the company's annual report on Form 10-K for the year ended Sept. 30, 2000 and its other periodic filings with the Securities and Exchange Commission. MindArrow Systems undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.